Exhibit 99.6

Selected Historical Consolidated Financial Data

The data below as of and for the years ended December 31, 2007 and 2008 have been derived from our audited consolidated financial statements for such years, which are included elsewhere in this offering memorandum. The data as of and for the nine months ended September 30, 2008 and 2009 have been derived from our consolidated financial statements as of such dates and for such periods, which are unaudited but which, in management’s opinion, include all adjustments, consisting only of normal, recurring adjustments, necessary for a fair presentation of the data, and which are included elsewhere in this offering memorandum. Our unaudited consolidated results of operations for the nine months ended September 30, 2009 may not be indicative of the results that may be expected for the full year.

We have not included any financial or operating data for any periods prior to those listed above because we did not generate revenue or have significant operations prior to February 2009, when we deployed the first jackup rig. Prior to June 2008, when we completed the acquisition of Offshore Group Investment Limited and our merger with our predecessor, Vantage Energy, we had no operating assets or revenue. For these periods, the issuer had no assets or operations and, as a result, we have not presented any financial or operating data for the issuer.

The information presented below should be read in conjunction with “Use of Proceeds,” “Capitalization,” “Selected Historical Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our parent’s audited and unaudited financial statements and related notes thereto included elsewhere in this offering memorandum.

	Fiscal Year Ended December 31,		Nine Months Ended September 30,
	2007	2008	2008	2009
Statement of Operations Data:
Revenue	$—	$913	$—	$72,935
Operating costs and expenses
Operating costs	—	5,365	2,243	35,550
General and administrative	937	9,333	5,863	11,140
Impairment and termination costs	—	38,286	—	—
Depreciation	10	101	23	6,923

Total operating expenses	947	53,086	8,129	53,613

Operating income (loss)	(947)	(52,173)	(8,129)	19,322
Other income (expense)
Interest income	7,699	4,095	4,089	13
Interest expense	—	(56)	—	(4,004)
Other income	—	86	—	316

Total other income (expense)	7,699	4,125	4,089	(3,675)

Income (loss) before income taxes	6,752	(48,048)	(4,040)	15,647
Income tax provision (benefit)	2,299	(670)	(130)	2,534

Net income (loss)	$4,454	$(47,378)	$(3,910)	$13,113

Statement of Cash Flow Data:
Net cash provided by (used in) operating activities	$5,196	$(5,829)	$(2,436)	$(6,092)
Net cash used in investing activities	(273,988)	(111,063)	(47,967)	(304,103)
Net cash provided by (used in) financing activities	270,021	132,187	62,187	334,308
Balance Sheet Data:
Cash and cash equivalents	$274,372	$18,257	$14,146	$65,586
Property and equipment, net	112	630,896	596,921	752,583
Total assets	275,639	665,284	621,973	979,180
Total debt	—	150,240	79,000	281,741
Total shareholders’ equity	187,122	496,451	538,784	666,308

(Dollars in thousands)

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